                                                                EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT ("Agreement"), effective this 1st day of November, 1997 (the "Effective Date"), is entered into by and between George Napier ("Executive") and RockShox, Inc., a Delaware corporation (the "Company").

          WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to serve the Company on such terms and conditions.

          NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

          1. EMPLOYMENT. The Company does hereby employ Executive and Executive does hereby accept employment as Chief Executive Officer and President of the Company. Executive shall do and perform all services and acts necessary or reasonably advisable to fulfill the duties and responsibilities of his position and shall render such services on the terms set forth herein and shall report to the Company's Board of Directors (together with any duly authorized committee thereof, the "Board"). In addition, Executive shall have such other executive and managerial powers and duties with respect to the Company as may reasonably be assigned to him by the Board, to the extent consistent with his positions and status as set forth above. Executive agrees to devote to the Company his full business time to the conduct of his duties hereunder. During the Term, Executive shall continue to serve on the Board, but shall not receive any director fee for such service. Upon termination of employment for any reason, at the request of the Company, Executive shall resign as a director of the Company. During the Term, without the prior consent of the Board, Executive shall not serve on the board of directors of any other corporation, PROVIDED, that Executive may continue to serve on the boards of directors of Stroheim & Romann and Dimensions in Sport.

          2. TERM OF AGREEMENT. The term of this Agreement ("Term") shall commence on the Effective Date and shall continue until the earlier of (i) three (3) years after the Effective Date of the Agreement or (ii) such earlier date upon which this Agreement is terminated as otherwise provided herein.

          3. PLACE OF EMPLOYMENT. Executive shall spend at least three weeks of every month at the Company's offices in San Jose, California, unless Executive is away from such offices of the Company on official business of the Company, excluding normal vacations and holidays. The Company shall reimburse Executive for travel expenses incurred in connection with Executive's weekly commute between the Company's offices and Executive's current residence.

          4.   COMPENSATION.

               (a) BASE SALARY. During the Term, the Company shall pay Executive an initial annual base salary at the rate of $300,000 per year or such higher amount as the Board may from time to time determine (the "Base Salary"), payable in equal biweekly installments or at such other time or times as Executive and the Board shall agree.

               (b) ADDITIONAL PAYMENT. In addition to his Base Salary, Executive shall receive a one-time $50,000 cash payment if Executive is continuously employed by the Company from the Effective Date through May 1, 1998.

               (c) BONUS. In addition to his Base Salary, the Company shall pay Executive the following bonus compensation (the "Bonus") during the Term:

                    (ii) For the twelve month period ending March 31, 1999,
                         $300,000, provided that the Company and Executive have achieved certain objectives during such period to be mutually agreed to, and negotiated in good faith, in advance by Executive and the Board on or about the first day of such period.

               (iii) For the twelve month period ending March 31, 2000, $300,000, provided that the Company and Executive have achieved certain objectives during such period to be mutually agreed to, and negotiated in good faith, in advance by Executive and the Board on or about the first day of such period.

               (iv) For the twelve month period ending March 31, 2001, a pro rata portion of $300,000 based on the number of days Executive is employed by the Company during such fiscal year, provided that the Company and Executive have achieved certain objectives during such period to be mutually agreed to, and negotiated in good faith, in advance by Executive and the Board on or about the first day of such period.

          With respect to each twelve month period, the Bonus may be adjusted upward or downward based upon the extent to which targeted performance objectives have been met, as agreed to by the Board and Executive and provided in a Company bonus plan. Each such bonus shall be payable within thirty (30) days after the issuance of the Company's audited statements with respect to the Company's applicable fiscal year.

          5.   OTHER COMPENSATION

               (a) LIFE INSURANCE. The Company shall reimburse Executive for the cost of purchasing and maintaining a term life insurance policy with a face value of $2 million on Executive's life (the "Life Insurance Policy"), plus any federal, state or local income or other taxes imposed on Executive by reason of such reimbursement; up to a maximum annual amount of seven thousand dollars. The owner and beneficiary of such policy shall be designated by Executive.

               (b) STOCK OPTIONS. Subject to the approval by the Compensation Committee of the Board (as to which the Company shall use its best efforts to obtain), the Company shall grant Executive stock options (the "Options") to purchase 300,000 shares of Common Stock under the RockShox, Inc. 1996 Stock Plan (the "Plan"). The per share exercise price of such Options shall equal the fair market value of the stock on the date of grant and shall vest and become exercisable pro rata on the first, second and third anniversary dates of the date of grant. The vesting of the Options shall accelerate upon the occurrence of a Transaction (as defined below). Such Options shall qualify as Incentive Stock Options, to the extent permitted under the Plan and Section 422 of the Internal Revenue Code of 1986, as amended.

          Subject to the approval by the Compensation Committee of the Board (as to which the Company shall use its best efforts to obtain), the Company shall also grant Executive Options to purchase an additional 100,000 shares of Common Stock. The terms and provisions relating to such Options shall be substantially similar those of options granted generally under the RockShox, Inc. 1996 Stock Plan, provided that (i) the per share exercise price of such Options shall be equal to the fair market value of the stock on the date of grant, (ii) the Options shall vest pro rata on the first, second and third anniversary dates of the date of grant, (iii) such Options shall become exercisable only at such time that Executive ceases to be a named executive officer of the Company and (iv) the vesting of the Options shall accelerate upon the occurrence of a Transaction (as defined below).

          A "Transaction" means any recapitalization, sale of stock or assets, dissolution, or merger that (i) occurs during the period beginning six months after the Effective Date and ending (A) on the date of Executive's termination of employment for Cause or by reason of his voluntary termination or (B) six months after Executive's termination of employment other than for Cause or by reason of his voluntary termination and (ii) results in the delivery of cash, stock or other property to the holders of a majority of the then outstanding common stock of the Company on a fully diluted basis (I.E., including shares issuable upon exercise of then outstanding options).

               (c) FRINGE BENEFITS. Executive shall be entitled to participate in the following fringe benefits:

                    (1) PARTICIPATION IN RETIREMENT/WELFARE PLANS. Executive shall be eligible to participate in all savings, retirement, and welfare plans, practices, policies and programs applicable generally to senior executive officers of the Company.

                    (2) VACATION. Executive shall be entitled to accrue up to a maximum of four weeks of paid vacation days in each year of employment. If Executive has accrued four weeks of vacation, Executive shall cease to accrue vacation days until the amount of such accrued vacation is less than four weeks. The timing of paid vacations shall be scheduled in a reasonable manner by Executive.

                    (3) HEALTH INSURANCE. Executive, his spouse and children shall receive (and the Company shall be responsible for the payment therefor) coverage under health insurance substantially similar to the health insurance provided to Executive, his spouse and children immediately prior to his employment with the Company.

          6. REIMBURSEMENT FOR BUSINESS EXPENSES. The Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing his duties for the Company, including the following business expenses:

               (a) TRAVEL. The Company shall reimburse Executive for expenses incurred in connection with customary business travel in accordance with Company policy and Executive's reasonable discretion, including but not limited to, business-class travel expenses.

               (b) RENTAL CAR. The Company shall reimburse Executive for expenses incurred in renting an automobile during the first six months of Executive's employment with the Company.


          7. RENTAL APARTMENT. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred by Executive for a month-to-month rental apartment in the San Jose area. During the six month period following the Effective Date of this Agreement, the Board and Executive shall develop a policy regarding Executive's permanent relocation to the San Jose area, which would include reimbursement of the costs of renting a home for Executive and his family in the San Jose area for so long as Executive maintains a home in Connecticut. In the event any payment, property or benefit that is received by Executive or paid by the Company on his behalf with respect to his relocation to the San Jose area (including travel and rental car expenses, to the extent not treated as business or moving expenses) is subject to federal, state, or local income taxes, the Company shall reimburse Executive for such taxes.

          8. TERMINATION OF EXECUTIVE'S EMPLOYMENT. Upon termination of Executive's employment, Executive shall be entitled to receive the following benefits:

               (a) DEATH. In the event Executive's employment hereunder is terminated by reason of Executive's death, Executive's estate (or other appropriate payee or beneficiary) shall be entitled to receive (i) all benefits payable to Executive through his date of termination from the Company under the terms of those Company benefit plans, programs or arrangements provided to Executive as "Other Compensation" in Section 5 of this Agreement and (ii) any bonus to which Executive would have been entitled pursuant to Section 4(c) with respect to the twelve month period ending on the March 31 immediately following Executive's death, provided that such bonus is prorated for the portion of the fiscal year during which Executive was employed by the Company.

               (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of his duties with the Company for sixty (60) days during any one-hundred and eighty (180) day period, Executive's employment under this Agreement may be terminated by the Company or Executive for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay Executive his Base Salary at the rate in effect at the commencement of such period of Disability. Upon termination of Executive's employment for Disability, (i) the Company shall continue to pay Executive his Base Salary for a period of twelve months (subject to offset for disability insurance benefits received by Executive or his designee on a tax adjusted basis) and
(ii) the Company shall pay all benefits payable to Executive through his date of termination under the terms of those Company benefit plans, programs or arrangements provided to Executive as "Other Compensation" in Section 5 of this Agreement.

               (c) TERMINATION FOR CAUSE OR RESIGNATION. The Company may terminate Executive's employment under this Agreement for Cause at any time prior to expiration of the Term. As used herein, termination for "Cause" shall mean termination upon (1) the material failure by Executive to perform any of his duties with the Company or to follow the good faith instructions of the Board (other than any such failure resulting from his incapacity due to physical or mental illness), including, but not limited to, the "Place of Employment" obligations set forth in Section 3 of the Agreement, provided that Executive has failed to cure such breach within 10 days of receipt of written notice thereof from the Company, (2) the willful engaging by Executive in conduct that is materially injurious to the Company, monetarily or otherwise, (3) the conviction of Executive of (or the pleading by Executive of NOLO CONTENDRE to) any felony, fraud or embezzlement or (4) any material breach by Executive of the terms of this Agreement, which Executive has failed to cure within 10 days of receipt of written notice of such breach from the Company.

           In the event of termination for Cause or resignation by Executive, this Agreement shall terminate without further obligation by the Company, except for payment of amounts of Base Salary and any fringe benefits accrued through the date of such termination for Cause or resignation by Executive.

               (d) TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY, CAUSE OR RESIGNATION. If Executive's employment is terminated by the Company on or before April 30, 1998, for any reason other than Executive's death, Disability, resignation, or for Cause, Executive shall receive as severance (i) his Base Salary at the rate then in effect for a period of six months and (ii) continuation of health benefits for a period of six months substantially similar to the health benefits provided to Executive immediately prior to termination.

          If Executive's employment is terminated by the Company after April 30, 1998, for any reason other than Executive's death, Disability, resignation, or for Cause, Executive shall receive as severance (i) his Base Salary at the rate then in effect for a period of twelve months (such period, the "Severance Period"), (ii) continuation of health benefits during the Severance Period substantially similar to those provided to Executive immediately prior to termination, (iii) continuation of payments with respect to premiums on the life insurance policy through the end of the Severance Period, (iv) reimbursement (including income taxes due thereon) of the reasonable cost of relocating Executive's family back to Executive's current Connecticut residence, and (v) all outstanding equity incentive awards (including without limitation stock options granted) that would have become vested during the Severance Period, shall immediately vest and remain exercisable for a period of ninety (90) days following Executive's termination of employment.

          The Base Salary payments provided to Executive during the Severance Period pursuant to Section 8(d)(i) hereof shall be reduced by an amount equal to the Consulting Fee (as defined below) payable by the Company to Executive pursuant to Section 10(a) of this Agreement.

          9.   CONFIDENTIAL INFORMATION AND NON-SOLICITATION.

               (a) CONFIDENTIALITY. Executive acknowledges that in his employment hereunder, and during prior periods of employment with the Company, he has occupied and will continue to occupy a position of trust and confidence. Executive shall not, except as may be required to perform his duties hereunder or as required by court order or applicable law, without limitation in time or until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, and their respective clients and customers that is not disclosed by the Company for financial reporting purposes and that was learned by Executive in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and that such information gives the Company a competitive advantage. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or prepared by Executive during the term of his employment by the Company.

               (b) NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS. During the period in which he is employed by the Company (and, in the event Executive's employment is terminated by the Company for Cause, for a period of one (1) year beyond the expiration of the Term), Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the

Company to divert their business to any business, individual, partner, firm, corporation, or other entity that is then a direct competitor of the Company with respect to the manufacture and sale of bicycle components or non-automotive suspension products (each such competitor a "Competitor of the Company").

               (c) NON-SOLICITATION OF EMPLOYEES. Executive recognizes that he possesses and will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company. Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries in developing its business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. Executive agrees that, during the period in which he is employed by the Company (and, in the event Executive's employment is terminated by the Company for Cause, for a period of one (1) year beyond the expiration of the Term), he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company to any other person.

          10.  NONCOMPETITION/CONSULTING ARRANGEMENT; SURVIVAL OF PROVISIONS.

               (a) NONCOMPETE/CONSULTING. For a period of one year following termination of employment, Executive shall be a non-employee consultant of the Company and shall provide consulting services to the Company, as the Company reasonably requests. Executive shall not, during such period, directly or indirectly, for his own account or for the account of others, either as an officer, director, stockholder, owner, partner, promoter, employee, consultant, adviser, agent, manager, or in any other capacity assist or provide services to any person or entity that is then in competition with the Company or its affiliates in the manufacturing and sale of bicycle components or non-automotive suspension products. In consideration of Executive's consulting and non-competition obligations provided herein, Executive shall receive an annual consulting fee of $25,000 (the "Consulting Fee"), payable at regular payroll intervals. At the

Company's discretion, after a period of twelve months, the Consulting Fee shall be terminated.

               (b) SURVIVAL OF PROVISIONS. The obligations contained in Sections 9 and 10 shall, to the extent provided in Sections 9 and 10, survive the termination or expiration of Executive's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in Sections 9 or 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

          11. MITIGATION/OFFSET. Executive shall be required to mitigate the amount of any payment provided for under Section 8(d)(i) or 8(d)(ii) of this Agreement by seeking other employment. The amount of any payment or benefit provided for in Section 8 of this Agreement shall be reduced by any similar compensation or benefits earned by him as a result of employment by another employer.

          12. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by fax, first-class mail, certified or registered with return receipt requested, or overnight courier service, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax or by overnight courier service to the respective persons named below:

     If to Company:      RockShox, Inc.
                         401 Charcot Avenue
                         San Jose, California 95131
                         ATTENTION:  Corporate Secretary
                         Phone: (408) 435-7469
                         Fax: (408) 435-7468

     If to Executive:    George Napier
                         71 Clapboard Ridge Road
                         Greenwich, Connecticut  06830
                         Phone:  (203) 629-9144

Either party may change such party's address for notices by notice duly given pursuant hereto.

          13. DISPUTE RESOLUTION; ATTORNEYS' FEES. The Company and Executive agree that any dispute, other than with respect to Sections 9 or 10, about the validity, interpretation, effect or alleged violation of this Agreement (an "Arbitrable Dispute") must be submitted to confidential arbitration. Arbitration shall take place before an experienced employment arbitrator licensed to practice law and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. Arbitration shall be the exclusive remedy of any Arbitrable Dispute. Should any party to this Agreement pursue any Arbitrable Dispute by any method other than arbitration, the other party shall be entitled to recover from the party initiating the use of such method all damages, costs, expenses and attorneys' fees incurred as a result of the use of such method. Each party shall have the right, in addition to any other relief granted by such arbitrator (or by any court with respect to relief granted with respect to Sections 9 or 10), to attorneys' fees based on a determination by the arbitrator (or, with respect to Sections 9 or 10, the court) of the extent to which each party has prevailed as to the material issues raised in determination of the dispute.

          14. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to Executive's employment and compensation by the Company, but only with respect to the matters expressly addressed herein.

          15. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

          16. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Delaware.

          17. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation or order.

          18. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          19. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

          20.  SEVERABILITY; POOLING.

               (a) In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

               (b) In the event that the Company is party to a transaction which is otherwise intended to qualify for "pooling of interests" accounting treatment then (1) this Agreement shall, to the extent practicable, be interpreted so as to permit such accounting treatment, and (2) to the extent that the application of clause (1) of this Section 20(b) does not preserve the availability of such accounting treatment, then, to the extent that any provision of the Agreement disqualifies the transaction as a "pooling" transaction (including, if applicable, the entire Agreement), such provision shall be null and void as of the date hereof. All determinations under this Section 20(b) shall be made by the accounting firm whose opinion with respect to "pooling of interests" is required as a condition to the consummation of such transaction. The Company shall use its best efforts to maintain the effectiveness of all provisions of the Agreement (or to give Executive the economic benefit thereof) without adversely affecting "pooling of interests" treatment of a transaction.

          21. INDEMNIFICATION. The Company shall indemnify and hold Executive harmless for acts and omissions in his capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law.

          22. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          23. BOARD APPROVAL. This Agreement shall take effect upon the Effective Date, but shall be subject to the approval of the Board.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the date first above written.

                                          ROCKSHOX, INC.



                                         ----------------------------------
                                         By:
                                         Its:



                                         ----------------------------------
                                         George Napier